Exhibit 99.1

Alico Inc. Announces CEO Succession Plan

LaBelle, FL, January 23, 2008 — Alico, Inc. (NASDAQ:ALCO), a land management company, announced that John R. Alexander, its Chief Executive Officer and Chairman of the Board has recommended that Dan L. Gunter, President and Chief Operating Officer, be named Chief Executive Officer of the Company effective June 30, 2008. Mr. Alexander plans to continue in his role of Chairman of the Board.

Mr. Alexander stated, “On April 17, 2006 we implemented a succession plan for the CEO by hiring Dan Gunter as President and Chief Operating Officer. In the year and a half that Dan has been at Alico, he has “earned his stripes” by developing the respect and loyalty of every member of the Alico management team and all those employees with whom he has come in contact. Dan and I have worked very closely together during this time, and I have found him to be a good thinker, a team player, cooperative, energetic, articulate and an executive capable of leading Alico.

I remain excited and challenged every day with my responsibilities at Alico; however I believe that now is the time to take the next step in the succession plan by naming Dan Gunter as the CEO. Subject to Board support, I intend to continue to be an active Chairman of the Board.”

At the Board of Directors meeting on January 18, 2008, the Board approved the Chairman’s recommendation for a succession plan and thanked him for his services as CEO during the past three years.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander

La Belle, Florida

(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements”‘ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.